Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBL1C ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 20, 2006 relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, except with respect to our opinion on the consolidated financial statements insofar a it relates to the effects of discontinued operations discussed in Note 10, as to which the date is October 4, 2006 which appears in Affordable Residential Communities Inc.’s current report on Form 8-K dated October 5, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Denver, Colorado
December 8, 2006